Exhibit 12.1
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            Electronic Retailing Systems International, Inc.
            Computation of Ratio of Earnings to Fixed Charges
                    (Amounts in thousands of dollars)

                                         Year Ended December 31,
                                      ----------------------------
                                      1997      1996      1995
                                      ----------------------------
Pre-tax loss from continuing
 operations                           $(26,873)  $(9,412) $(10,868)
                                      --------   -------   -------

Fixed charges:
-------------
Interest expense & amortization         14,024       382       291

Rentals:
  Buildings-33%                            141        93        98
  Office and other leased equipment-33%     13        11        13
                                      --------   -------   --------
Total fixed charges                     14,178       486       402
                                      --------   -------   --------

Earnings before income taxes,
 minority interest and fixed charges   (12,695)   (8,926)  (10,466)
                                      --------   -------   -------

Ratio of earnings to fixed charges(A)     --        --         --
                                      ========   =======   ========

Deficiency of earnings to fixed
  charges                              $26,873   $ 9,412   $ 10,868
                                      ========   =======   ========



(A) As a result of losses incurred in the periods presented, the Company was unable to cover the indicated fixed charges.
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